Exhibit 99.1

IMPLANT SCIENCES ANNOUNCES AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

WILMINGTON, Mass.--(BUSINESS WIRE)—July 8, 2009--Implant Sciences Corporation (OTCBB:IMSC), a supplier of systems and sensors for the homeland security market and related industries, today announced that on July 1, 2009, the Company and DMRJ Group LLC entered into a First Amendment to the Note and Warrant Purchase Agreement dated December 10, 2008, between the Company and DMRJ pursuant to which the Company issued to DMRJ its Senior Secured Promissory Note in the principal amount of $1,000,000 and 871,763 shares of the Company’s Series F Convertible Preferred Stock.

The Company filed a Current Report on Form 8-K which contains further details of the transaction.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that: if third party credit is unavailable, our working capital could be restricted and we may not be able to borrow capital; and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.